                                    EXHIBIT 2

January 11, 2005

                                                    FOR CIRCULATION TO THE BOARD
                                                    ----------------------------

The Board of Directors
c/o Harry J. Phillips, Jr.
Chairman of the Board
Cornell Companies Inc
1700 West Loop South
Suite 1500
Houston, TX 77027

Dear Harry:

I am quite disappointed at your apparent reluctance to reach out to your largest shareholder, Pirate Capital, LLC to try to settle the differences between
Management and Pirate. As you know, Pirate filed a 13D/A on November 12, 2004 setting forth a detailed five point plan for maximizing shareholder value. While you may not have joyfully embraced all of their proposals, to ignore them completely is the epitome of arrogance and sets up a costly proxy battle you cannot possibly win.

The Company filed an 8K on August 12, 2004 containing a transcript of your second quarter conference call in which Pirate expressed its intention to replace the current Board and current Management if shareholder concerns were not addressed. Even before Wynnefield bought shares and Pirate acquired its current 14.75% stake in your company, it was clear that many outside shareholders had lost faith in your leadership of Cornell. A reading of the transcripts of the Question and Answer sections of your first and second quarter conference calls and your disclosure in your second quarter 10-Q filed August 9,
2004 that 37% of the votes cast for your re-election as a director at the June
3, 2004 Annual Meeting of Shareholders had been withheld, support this conclusion.

It annoys me to no end that you will be spending our money to finance what I believe will be an expensive and losing effort to oppose Pirate's proxy challenge. While I support the right of all good Texans to stage a re-enactment of the Alamo, such battles are costly and should not be paid for by the outside shareholders.

I am even more upset with your attempt to simultaneously replace the Company's
CEO and CFO without reaching out to Pirate. I believe this represents yet another example of extremely poor judgment on the part of you and your Board, since it will be virtually impossible to employ the highest quality executives at a reasonable cost while a losing proxy battle looms.

Harry, your tenure at Cornell has truly constituted an ICE Age for outside shareholders. By that I mean an unbroken record of Incompetence, Combativeness, and Entrenchment. Like many outside shareholders, I look forward to the upcoming thaw.

Sincerely,

Nelson Obus
President
Wynnefield Capital, LLC